Exhibit 10.4

STAFFING AGREEMENT

This Agreement (“Agreement”) is effective as of April 13, 2016 (the “Effective Date”), by and between Cleco Power LLC, a Louisiana limited liability company(the “Company”), located at 2030 Donahue Ferry Road, Pineville, LA 71361, and Co Issuer Corporate Staffing, LLC, an Illinois limited liability company (“CICS”), located at 225 West Washington Street, Suite 2200 Chicago, IL 60606.

WHEREAS, CICS provides a management staffing service under certain limited circumstances; and

WHEREAS, the Company has requested that CICS provide such a service with respect to the Company under the circumstances set forth in Exhibit A attached hereto; and

WHEREAS, CICS and the Company have agreed that CICS shall provide such service under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows.

1.    Contract Period and Termination. The term of this Agreement will be initially one (1) year from the Effective Date and will be automatically extended for successive one (1) year periods, unless at any time either party elects to terminate this Agreement and gives at least thirty (30) days’ prior written notice of termination to the other party.

2.    Services. The Company hereby retains CICS to identify and refer an individual or individuals to serve as an independent director, independent manager or special member of the Company (the “Director”) for the purposes and with the duties set forth on Exhibit A hereto, subject to the terms and conditions of this Agreement. CICS shall cause the Director to serve on the Board of Directors, Board of Managers or other governing body of the Company (the “Board”). The Director shall be an employee of CICS, and shall serve the Company in his or her individual capacity subject to approval of the Company. In the event a Director referred by CICS is at any time unable to serve on the Board, CICS shall identify and refer a substitute Director for approval by the Company subject to the terms and conditions of this Agreement.

3.    Fees. During the term of this Agreement, the Company shall pay CICS on the Effective Date and on every anniversary of the Effective Date thereafter, the then-current annual fee in effect. The initial annual fee shall be $3,750. Such annual fee may be reviewed and revised on an annual basis as agreed by the Company and CICS. In the event of an early termination of this Agreement by CICS, CICS will provide a pro rata refund of any fees paid in advance for the year in which such termination is effectuated. In addition, the Company shall promptly reimburse CICS or the Director, as applicable, for any expense incurred under or relating to this Agreement or the services of the Director, including the reasonable fees and expenses of outside counsel or other advisors retained by them or by CICS on behalf of the Director.

4.    Obligations of the Company. The Company agrees to take each of the following actions:

a.    Not later than the Effective Date, make any amendment to its Articles of Organization, Articles of Incorporation, Bylaws or other charter documents, and its Operating Agreement, as applicable, to fully and completely conform those documents, and make those documents consistent, with the terms and conditions of this Agreement;

b.    In the event any matter comes before the Board for its consideration not contemplated by Exhibit A hereto, the Company agrees, upon the request of the Director, and at his or her discretion, to provide the Director with reasonable time and assistance to investigate the matter before the Board and perform adequate due diligence in connection therewith. Such due diligence may include, at CICS’s reasonable discretion, the engagement of independent legal counsel or other advisors to provide additional guidance and assistance to the Director; and

d.    Upon termination of this Agreement for any reason, promptly take all required action to remove the Director from the Board.

5.    Indemnification by Company. To the fullest extent permitted under law and in accordance with the Company’s organizational documents, the Company agrees to indemnify and hold harmless CICS and the Director from and against any and all losses, claims, causes of action, injuries, damages, costs and/or expenses, including reasonable attorney’s fees and disbursements, arising from third party claims against CICS or the Director arising from or related to its or his/her performance of its or his/her duties under this Agreement, except to the extent such claims arise from or are attributable to CICS’s or the Director’s willful misconduct or gross negligence, or the breach of this Agreement by CICS.

6.    Other Relationships. The Company acknowledges that the Director may provide services of the type contemplated by this Agreement to others, and that, subject to the provisions of Section 7 (Confidentiality) of this Agreement, nothing contained in this Agreement will be construed to limit or restrict the Director in providing those services to others. However, to ensure that the Company is able to take any action required as a result of the Director’s service on the board of directors or any board committee of other entities, including but not limited to making any required filings with or obtaining consent from the Federal Energy Regulatory Commission, CICS shall, or shall cause the Director to, provide the Company with thirty days’ notice of his/her intent to join the board of directors or any committee of another entity.

7.    Confidentiality.  Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law or regulation, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof. The Director’s relationship with the Companies creates a relationship of confidence and trust between the Director and the Company (and its affiliates). CICS shall cause the Director to keep in confidence and trust all such information deemed to be confidential, and not use or disclose any such information except as directed by the Company.

8.    Covenant Not to Sue. The Company represents, agrees and covenants that it will not file any complaint, proceeding, lawsuit, or other legal or equitable action against CICS or the Director based upon or arising out of any of the services provided by CICS hereunder or by the Director, other than for reason of alleged willful misconduct or gross negligence by CICS or the Director, or the breach by CICS of this Agreement.

9.    Additional Representations, Warranties and Covenants of Company and CICS. Each of the Company and CICS represents and warrants to and covenants with the other party that as of the Effective Date: (i) it has the right, power, and authority to enter into and to perform its obligations under this Agreement; (ii) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part under its organizational documents; and (iii) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms. In addition, the Company represents and warrants to and covenants with CICS that it has taken all appropriate acts under its charter documents, bylaws, or operating agreement, as applicable, to duly appoint the Director to serve on the Board.

10.    Independent Contractor Status and Authority. Each party to this Agreement hereby agrees, and represents and warrants that it is an independent contractor and is not any other party’s agent or employee or partner or joint venturer for any purpose whatsoever.

11.    Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Delaware (without regard to principles of conflicts of law).

12.    Additions or Modifications. No additions or modifications from the terms and conditions of this Agreement will be binding upon either party hereto unless agreed to in writing by each party hereto.

13.    Assignment. No party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.

14.    Notices. All notices, requests, consents and invoices required or permitted under this Agreement shall be in writing and delivered personally or sent by mail to the applicable party at the addresses set forth on the first page of this Agreement or at such other address as shall be given to each other party in writing. In addition, the Company shall promptly provide copies of any notices sent to the Director, including copies of any legal process served on the Director or the Company, to the following address:

If to CICS:
Co-Issuer Corporate Staffing, LLC
225 W Washington Street

Suite 2200
Chicago, Illinois 60606
312-775-1007
312-924-0201 (Fax)
Melissa@cics-llc.com

If to the Company:
Cleco Power LLC
2030 Donahue Ferry Road
Pineville, LA 71361
Attention: General Counsel
Phone: 318-484-7400
Fax:
Email: Julia.callis@cleco.com

15.    No Damages. The Company agrees that in no event shall CICS or the Director be liable for lost profits, third-party claims or consequential or exemplary damages, or for any matters relating to any actions taken by the Company prior to the Effective Date.

16.    Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the specific subject matter of this Agreement and supersedes all previous understandings, written or oral, between the parties with respect to such subject matter.

17.    Counterparts. This Agreement may be signed in more than one counterpart, each of which shall be binding and all of which taken together shall be one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

CLECO POWER LLC:

By:	/s/ Julia Callis
Name: Julia Callis
Its: General Counsel

CO-ISSUER CORPORATE STAFFING, LLC

/s/ Melissa M. Stark
By: Melissa M. Stark
Its: President

EXHIBIT A

Name and Description of Transaction:

Services Provided:

Provide 1 Director to the Company